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                                 Exhibit 99

(BW) (SCANSOURCE) (SCSC) ScanSource To Acquire POS ProVisions, USA and POS ProVisions, Canada

     Business Editors

     GREENVILLE, S.C. -- (BUSINESS WIRE) -- Dec. 10, 1997 -- ScanSource Inc. (NASDAQ: SCSC) an international distributor of specialty technology products, announced today that it has signed a letter of intent to acquire two wholesale distributors of point of sale (POS) products: POS ProVisions (USA) and POS ProVisions, Ltd. (Canada) (collectively "POS ProVisions").

     With sales offices in Bellingham, Wash.; Toronto, Ontario; and Vancouver, British Columbia, POS ProVision's sales are at an annual run rate of approximately $12 million (US dollars). The acquisitions will be accounted for as pooling of interests. ScanScource expects to issue approximately 221,000 shares to complete the transactions which are scheduled to close in January 1998.

     "We are pleased to be acquiring an experienced sales force, established customer base and strong management team to jump start our entry into the Canada market," said Mike Baur, ScanSource president. "After the merger, Greg Vance and Bruce Bean, owners of POS ProVisions, will be joining ScanSource as president of the Canada division and Washington sales office manager, respectively."

     "We look forward to combining forces with ScanSource, the POS industry's leading distributor. I'm confident that the merged company will offer both POS ProVisions and ScanSource customers more value-added services than before," said Greg Vance, POS ProVisions president.

     ScanSource Inc. is an international value-added distributor of specialty technologies, including automatic identification (autoID) and point-of-sale
(POS) products, and -- through its Catalyst Telecom division -- telephony products. Serving only the value added reseller (VAR), ScanSource is committed to growing specialty technology markets by strengthening and enlarging the VAR channel. ScanSource's commitment to VARs includes offering a broad product selection, competitive pricing, fast delivery, technical support, sales training, customer financing and qualified leads. For more information, contact ScanSource Inc., 6 Logue Court, Greenville, S.C., 29615, phone 864/288-2432.
The toll free sales telephone number is 800/944-2432; Web address: www.scansource.com.

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